Exhibit 99(d)(2)

DEED OF IRREVOCABLE UNDERTAKING

(Director Shareholders)

To:	Amaya Gaming Group Inc. (“Offeror”)

[address]

From:	David Gavagan

1 February 2012

Dear Sirs,

Proposed offer for CryptoLogic Limited (“Target”)

I understand that the Offeror intends to make an offer to acquire all of the issued and to be issued ordinary shares in the capital of the Target substantially on the terms and subject to the conditions set out in the attached draft press announcement (the “Press Announcement”), together with such additional terms and conditions as may be required to comply with The City Code on Takeovers and Mergers (the “Code”), Canadian Securities Laws (as defined in paragraph 12(a)), U.S. Securities Laws (as defined in paragraph 12(d)) and any other applicable law or regulation. This undertaking sets out the terms and conditions on and subject to which I will accept the Offer (as defined in paragraph 12(c)) when it is made and is given in consideration of the Offeror agreeing to proceed with the Offer substantially on the terms and subject to the conditions set out in the Press Announcement.

Shareholdings

1.	I irrevocably undertake, represent and warrant to the Offeror that as at the date of this undertaking:

(a)	I am the registered holder of the number of Ordinary Shares in the capital of the Target shown in Part A of Schedule 1 (“Target Shares”) and I hold these free of any lien, charge, option, equity or encumbrance or other third party right of any kind;

(b)	I am the beneficial owner of the number of Ordinary Shares in the capital of the Target shown in Part B of Schedule 1 (the “Beneficial Shares”) and I own these free of any lien, charge, option, equity or encumbrance or other third party right of any kind; [Note: concept to be deleted if registered and beneficial holder are the same person]

(c)	other than as set out in this paragraph 1, I do not have any interest (as defined in the Code) in any securities of the Target or any rights to subscribe for, purchase or otherwise acquire any securities of the Target;

(d)	I have full power and authority to enter into this undertaking, to perform the obligations under it, to accept the Offer in respect of the Target Shares and to procure that the registered holder of the Beneficial Shares accepts the Offer in respect of the Beneficial Shares; and

(e)	I will execute and deliver such documents and shall give such instructions as shall be necessary to give full effect to my obligations hereunder including, if appropriate, the delivery of share certificates or other documents of title in respect of the Target Shares and the Beneficial Shares and any Further Target Shares or Further Beneficial Shares (as defined in paragraph 2 below).

Dealings and undertakings

2.	I undertake to the Offeror, that before this undertaking lapses in accordance with paragraph 8 below, I shall not:

(a)	except with the prior written consent of the Offeror (not to be unreasonably withheld or a decision thereon unreasonably delayed) sell, transfer, charge, encumber, grant any option over or otherwise dispose of any interest in any Target Shares or any other securities in the Target issued or unconditionally allotted to, or otherwise acquired by me before then (“Further Target Shares”);

(b)	in respect of the Target Shares or Further Target Shares, accept or agree to give any undertaking in respect of any offer, scheme of arrangement, merger or other business combination made or proposed to be made in respect of the Target Shares or Further Target Shares by any person other than the Offeror;

(c)	in respect of the Beneficial Shares, except with the prior written consent of the Offeror (not to be unreasonably withheld or a decision thereon unreasonably delayed), cause or permit the registered holder to sell, transfer, charge, encumber, grant any option over or otherwise dispose of any interest in any Beneficial Shares or any other securities in the Target of which I become the beneficial owner before such time (the “Further Beneficial Shares”);

(d)	in respect of the Beneficial Shares and any Further Beneficial Shares, cause or permit the registered holder to accept any offer, scheme of arrangement, merger or other business combination made or proposed to be made in respect of the Target Shares or Further Target Shares by any person other than the Offeror;

(e)	in respect of the Target Shares and any Further Target Shares vote in favour of any resolution, or in respect of the Beneficial Shares and any Further Beneficial Shares, cause or permit the registered holder thereof to vote in favour of, any resolution that would result in any condition of the Offer not being fulfilled or that otherwise might reasonably be expected to impede or frustrate the Offer in any way;

(f)	(other than pursuant to the Acquisition) enter into any agreement or arrangement, incur any obligation or give any indication of intent:

(i)	to do any of the acts referred to in paragraphs 2(a) to 2(e); or

(ii)	which, in relation to, or operating by reference to, the Target Shares, the Beneficial Shares or any Further Target Shares or Further Beneficial Shares, would or might restrict or impede me or, in the case of the Beneficial Shares, the registered holder thereof, from accepting the Offer, and for the avoidance of doubt, references in this paragraph 2(e) to any agreement, arrangement, obligation or indication of intent includes any agreement, arrangement, obligation or indication of intent, whether or not it is legally binding or subject to any condition, or which is to take effect if the Offer lapses or is withdrawn or if this undertaking ceases to be binding or following any other event; or

(g)	other than as set out in this paragraph 2 or with the prior written consent of the Offeror (not to be unreasonably withheld or a decision thereon unreasonably delayed), acquire any interest (as defined in the Code) or otherwise undertake any dealing (as defined in the Code) in any shares or other securities of the Target or in any other securities, options or derivatives referenced to the share capital of the Target and/or the share price of the Target’s shares.

3.	Notwithstanding the provisions of paragraph 2, following execution of this undertaking, I shall be permitted to transfer Shares to my spouse and vice versa prior to the Offer being accepted in respect of such Shares.

Undertaking to accept the Offer

4.	I irrevocably undertake:

(a)	to accept the Offer in respect of the Target Shares in accordance with the procedure for acceptance set out in the formal document containing such Offer (“Offer Document”) not later than seven business days after the Offeror posts the Offer Document to the Target shareholders and to accept the Offer in respect of any Further Target Shares in accordance with the same procedure not later than five business days after I become the registered holder of the Further Target Shares;

(b)	to procure that the registered holder of the Beneficial Shares accepts the Offer in respect of the Beneficial Shares in accordance with the procedure for acceptance set out in the Offer Document not later than seven business days after the Offeror posts the Offer Document to the Target shareholders and to procure that the registered holder of any Further Beneficial Shares accepts the offer in respect of the Further Beneficial Shares in accordance with the same procedure not later than five business days after they become the registered holder of the Further Beneficial Shares;

(c)	not to withdraw any acceptances of the Offer in respect of the Target Shares or any Further Target Shares; and

(d)	not to cause or permit the registered holder of the Beneficial Shares and any Further Beneficial Shares to withdraw any acceptances of the Offer in respect of the Beneficial Shares.

Subparagraphs (c) and (d) above shall apply notwithstanding that the terms of the Offer Document and/or applicable law or regulation will confer rights of withdrawal on accepting shareholders.

Documentation

5.	I consent to:

(a)	this undertaking being disclosed to any relevant legal authority, where required;

(b)	the issue of the Press Announcement, incorporating references to me substantially in the form and context in which they appear in the attached draft, subject to any amendments that may be agreed by me or on my behalf by a member of the board of the Target or as may be required to comply with the requirements of any relevant authority;

(c)	the inclusion of references to me, and particulars of this undertaking and my legal and beneficial holdings of relevant securities of the Target being included in the Press Announcement and any Offer Document, and any other announcement made, or document issued, by or on behalf of the Offeror or the Target in connection with the Acquisition; and

(d)	this undertaking being available for inspection in accordance with Rule 26 of the Code or the Listing Rules of the Financial Services Authority.

Undertakings

6.	I undertake to:

(a)	promptly give the Offeror and the Target all information relating to my shareholding in the Target and any assistance in relation to such shareholding as you may reasonably require for the preparation of the Press Announcement (if required) or Offer Document and any other announcement to be made, or document to be issued, by or on behalf of the Offeror or the Target in connection with the Offer in order to comply with any relevant regulatory requirement or authority, including requirements of the Code, the Financial Services Authority, the London Stock Exchange and all applicable Canadian Securities Laws; and

(b)	as soon as possible notify the Offeror in writing upon becoming aware of any change in the accuracy or import of any information previously given to the Offeror in relation to my shareholding in the Target.

7.	I further undertake in my capacity as director of the Target that, subject to my fiduciary duties as a director of the Target and my obligations under the Code and any other applicable law or regulation, upon the Offer becoming unconditional in all respects and if required by the Offeror, I will exercise all of my powers as a director to procure the appointment as additional directors of the Target of such persons as the Offeror shall nominate (subject to the provisions of the Articles of Association of the Target) and, if required by the Offeror, I shall resign from my role as a director of the Target.

Conditions

8.	All obligations in this undertaking are conditional on the following:

(a)	the Press Announcement being released by 5.00 p.m. (London time) on 2 February 2012 (or such longer period as may be agreed in writing between the Offeror and the Target and with the consent of the Panel if required for the purposes of the Code) following approval of the board of directors of the Offeror or a duly authorised committee of the board;

(b)	the Offer Document being despatched to the Target’s shareholders not later than the 28th day after the date of the Press Announcement (or such longer period as may be agreed in writing between the Offeror and the Target and with the consent of the Panel if required for the purposes of the Code); and

(c)	the Offer not lapsing or being withdrawn.

9.	If any of the conditions set out in paragraph 8 are not met, this undertaking (save as aforesaid) shall lapse with (save as aftermentioned) no liability or obligation on either party’s part, but such lapse shall not affect any rights or liabilities under this undertaking in respect of prior breaches of this undertaking.

Secrecy

10.	So far as is consistent with my fiduciary duties as a director of the Target and except as required by applicable law or regulation, the Code, any court of competent jurisdiction or any stock exchange in accordance with whose regulations the Target is required to comply, I shall keep secret the possibility, terms and conditions of the Offer and the existence and terms of this undertaking until the Press Announcement is released, provided that I may disclose the same to the Target and its advisers and my own personal professional advisers in which case I will procure that they observe secrecy in the same terms. The obligations in this paragraph shall survive termination of this undertaking.

11.	I understand that the information you have given to me in relation to the Offer must be kept confidential until the Press Announcement is released or the information has otherwise become generally available. Before this time I will not behave in relation to any qualifying investments or relevant products (as defined in the Financial Services and Markets Act 2000 (“FSMA”) and the Code of Market Conduct made pursuant to the FSMA) in a manner which would amount to market abuse for the purposes of section 118 of FSMA or section 41A to 41G of the Protection of Investors (Bailiwick of Guernsey) Law, 1987, on the information.

Interpretation

12.	In this undertaking:

(a)	Canadian Securities Laws means all applicable securities laws in the provinces in which Target is a reporting issuer and the respective rules, regulations, instruments, blanket orders and blanket rulings under such laws together with applicable published policies, policy statements and notices;

(b)	Code means the City Code on Takeovers and Mergers;

(c)	Offer means

(i)	the offer to be made by or on behalf of the Offeror to acquire all of the issued and to be issued ordinary shares of the Target, other than any shares already owned by the Offeror and its associates substantially on the terms of the Press Announcement; or

(ii)	an offer on such other terms (including any new, increased, renewed or revised offer) as may be agreed in writing between the Offeror and the Target and made by or on behalf of the Offeror or as may be required to comply with the requirements of the Code, the Financial Services Authority, London Stock Exchange plc, the Toronto Stock Exchange, the NASDAQ Stock Market, Canadian Securities Laws and U.S. Securities Laws; and

(d)	U.S. Securities Laws means all applicable securities legislation in the United States, including without limitation, the United States Securities Act of 1933 (as amended), the United States Securities Exchange Act of 1934 (as amended) and the rules and regulations promulgated thereunder, and any applicable state securities laws.

(e)	The term “acceptance” when referring to the Offer and similar expressions refer to the acceptance of the Offer in accordance with all of the procedures to be set forth in the Offer Document and include any requirement to approve, consent to or accept the Offer or to tender or deliver shares or to do such other things required of holders of Ordinary Shares in the Offer Document for the Offer to be implemented.

Time of the Essence

13.	Any time, date or period mentioned in this undertaking may be extended by mutual agreement in writing between the parties hereto or otherwise as provided herein but as regards any time, date or period originally fixed or as extended, time shall be of the essence.

Specific Performance

14.	I acknowledge that, if I fail to comply with the undertakings in paragraph 4 or otherwise breach any of those obligations, damages may not be an adequate remedy and accordingly the Offeror may be entitled to the remedies of specific performance, injunction or other equitable relief.

Power of Attorney

15.	In order to secure the performance of my obligations under paragraphs 4 and 21 of this undertaking, in default of my performing my obligations under paragraphs 4 and 21 of this undertaking, I irrevocably appoint, until the Offer or Scheme (as defined below) becomes effective or lapses or is withdrawn, any director from time to time of the Offeror to be my attorney in my name and on my behalf to execute a form or forms of acceptance which relate to the Offer, forms of proxy and/or such other documents and to do such other acts and things as may be necessary for the acceptance of the Offer or Scheme (as the case may be) and performance of my obligations under this undertaking. However, such appointment shall not take place until after 5.00pm on the seventh business day after the publication of the Offer Document and only then if I fail to comply with my obligations under paragraphs 4 and 21 of this undertaking.

Independent Advice

16.	I confirm that I have been given adequate opportunity to consider whether or not I should give this undertaking and that I have had an opportunity to receive independent advice about its nature and contents.

Governing Law

17.	This undertaking shall be governed by and construed in accordance with English law and I submit to the exclusive jurisdiction of the English courts for all purposes in connection with this undertaking.

General

18.	No term of this undertaking is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this undertaking.

19.	This undertaking contains the whole agreement between the Offeror and me relating to the subject matter of this undertaking at the date hereof to the exclusion of any terms implied by law which may be excluded by contract. I acknowledge that I have not been induced to sign this letter by any representation, warranty or undertaking not expressly incorporated into it.

20.	You recognise that, in my capacity as a director of the Target, I owe fiduciary duties to the Target and have duties under the Code and accordingly (a) the obligations and undertakings given by me in my capacity as a director of the Target in this undertaking are given subject to those duties; and (b) in particular nothing in this undertaking will require or oblige me to do or refrain from doing any act or thing which would have the effect of contravening those duties.

Scheme

21.	I irrevocably and unconditionally undertake that if the Offer is switched to be implemented by way of a scheme of arrangement under Part VIII of the Companies Law (the “Scheme”) I will enter into an irrevocable undertaking in analogous terms to those contained within this letter in respect of the Scheme.

This undertaking has been executed as a deed and it has been delivered on the date stated at the beginning of this undertaking.

SCHEDULE 1

EXISTING SHARES

PART A - Registered Holdings of Target Shares

Registered Holder	Ordinary Shares of no par value
N/A	Nil

PART B - Beneficial Holdings of Target Shares

Registered Owner		Ordinary Shares of no par value
Aurum Nominees Ltd.	NCB, 3 Georges Dock IFSC, Dublin 1	3,000

APPENDIX I

Press Announcement

SIGNED and DELIVERED as a DEED by •

Signature

Name	David Gavagan

in the presence of:

Signature of witness

Name	John Loughrey

Address	Marine House, 3rd floor, Clanwilliam Place, Dublin 2

Occupation	Solicitor (England and Wales)